EXECUTION COPY



                               SERVICING AGREEMENT


                BONDABLE TRANSITION PROPERTY SERVICING AGREEMENT

                                     between

                          JCP&L TRANSITION FUNDING LLC
                                     Issuer


                                       and


                      JERSEY CENTRAL POWER & LIGHT COMPANY
                                    Servicer


                            Dated as of June 11, 2002


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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS 1

     Section 1.01     Definitions..............................................1
     Section 1.02     Other Definitional Provisions............................1

ARTICLE II APPOINTMENT AND AUTHORIZATION OF SERVICER...........................2

     Section 2.01     Appointment of Servicer; Acceptance of Appointment.......2
     Section 2.02     Authorization............................................2
     Section 2.03     Dominion and Control Over Transferred Bondable
                      Transition Property......................................2

ARTICLE III BILLING SERVICES...................................................2

     Section 3.01     Duties of Servicer.......................................2
     Section 3.02     Collection and Allocation of the Transition
                      Bond Charge..............................................4
     Section 3.03     Payment of TBC Collections...............................4
     Section 3.04     Servicing And Maintenance Standards......................6
     Section 3.05     Servicer's Certificates..................................6
     Section 3.06     Annual Statement as to Compliance........................6
     Section 3.07     Annual Independent Certified Public Accountants'
                      Report...................................................7
     Section 3.08     Bondable Transition Property Documentation...............7
     Section 3.09     Computer Records; Audits of Documentation................7
     Section 3.10     Defending Transferred Bondable Transition Property
                      Against Claims...........................................8

ARTICLE IV SERVICES RELATED TO TRANSITION BOND CHARGE ADJUSTMENTS..............9

     Section 4.01     Transition Bond Charge Adjustments.......................9

ARTICLE V THE SERVICER.........................................................9

     Section 5.01     Representations and Warranties of Servicer...............9
     Section 5.02     Indemnities of Servicer; Release of Claims..............11
     Section 5.03     Merger or Consolidation of, or Assumption of
                      the Obligations of, Servicer............................12
     Section 5.04     Assignment Of Servicer's Obligations....................14
     Section 5.05     Limitation on Liability of Servicer and Others..........14
     Section 5.06     JCP&L Not to Resign as Servicer.........................14
     Section 5.07     Quarterly Servicing Fee.................................15
     Section 5.08     Servicer Expenses.......................................15
     Section 5.09     Subservicing............................................15
     Section 5.10     No Servicer Advances....................................15
     Section 5.11     Remittances.............................................15
     Section 5.12     Protection of Title.....................................16

ARTICLE VI SERVICER DEFAULT...................................................17

     Section 6.01     Servicer Default........................................17
     Section 6.02     Notice of Servicer Default..............................18
     Section 6.03     Waiver of Past Defaults.................................18


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     Section 6.04     Appointment of Successor................................18
     Section 6.05     Cooperation With Successor..............................19

ARTICLE VII MISCELLANEOUS PROVISIONS..........................................19

     Section 7.01     Amendment...............................................19
     Section 7.02     Notices.................................................21
     Section 7.03     Limitations on Rights of Others.........................21
     Section 7.04     Severability............................................21
     Section 7.05     Separate Counterparts...................................22
     Section 7.06     Headings................................................22
     Section 7.07     Governing Law...........................................22
     Section 7.08     Assignment to the Trustee...............................22
     Section 7.09     Nonpetition Covenants...................................22
     Section 7.10     Termination.............................................22


ANNEX 1               TBC Adjustment Process and Reports--JCP&L Transition
                      Funding LLC
EXHIBIT A             Servicing Procedures


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         BONDABLE TRANSITION PROPERTY SERVICING AGREEMENT, dated as of June 11,
2002, by and between JCP&L TRANSITION FUNDING LLC, a Delaware limited liability company, as Issuer (the "Issuer"), and JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey corporation, in its capacity as Servicer (the "Servicer") of the Bondable Transition Property hereunder.

                              W I T N E S S E T H:

         WHEREAS the Servicer is willing to service all Transferred Bondable Transition Property purchased from the Seller by the Issuer; and

         WHEREAS the Issuer, in connection with its ownership of the Transferred Bondable Transition Property, desires to engage the Servicer to carry out the functions described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     SECTION 1.01 DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in Appendix A of the Indenture dated as of June 11, 2002 between the Issuer and The Bank of New York, as Trustee (the "Trustee").

     SECTION 1.02  OTHER DEFINITIONAL PROVISIONS.

         (a) Non-capitalized terms used herein that are defined in the Competition Act, as the context requires, have the meanings assigned to such terms in the Competition Act, but without giving effect to amendments to the Competition Act after the date hereof which have a material adverse effect on the Issuer or the Transition Bondholders.

         (b) All terms defined in this Servicing Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

         (c) The words "hereof", "herein", "hereunder" and words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; Article, Section, Annex, Schedule and Exhibit references contained in this Servicing Agreement are references to Articles, Sections, Annexes, Schedules and Exhibits in or to this Servicing Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

         (d) The definitions contained in this Servicing Agreement are applicable to the singular as well as the plural forms of such terms.


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                                   ARTICLE II

                    APPOINTMENT AND AUTHORIZATION OF SERVICER

     SECTION 2.01 APPOINTMENT OF SERVICER; ACCEPTANCE OF APPOINTMENT. Subject to Section 5.06 and Article VI, the Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer's obligations pursuant to this Servicing Agreement on behalf of and for the benefit of the Issuer in accordance with the terms of this Servicing Agreement. This appointment and the Servicer's acceptance thereof may not be revoked except in accordance with the express terms of this Servicing Agreement.

     SECTION 2.02 AUTHORIZATION. With respect to all or any portion of the Transferred Bondable Transition Property, the Servicer shall be, and hereby is, authorized and empowered by the Issuer to:

         (a) on behalf of itself, the Issuer, or both, as the case may be, execute and deliver any and all instruments, documents or notices; and

         (b) on behalf of itself, the Issuer, or both, as the case may be, make any filing and participate in proceedings of any kind with any governmental authorities, including with the BPU.

         The Issuer shall furnish the Servicer with such executed documents as have been prepared by the Servicer for execution by the Issuer, and with such other documents as may be in the Issuer's possession, that are necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Upon the written request of the Servicer, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

     SECTION 2.03 DOMINION AND CONTROL OVER TRANSFERRED BONDABLE TRANSITION PROPERTY. Notwithstanding any other provision herein, the Servicer and the Issuer agree that the Issuer shall have dominion and control over the Transferred Bondable Transition Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent of the Issuer with respect to the Transferred Bondable Transition Property. The Servicer hereby agrees that it shall not take any action that is not authorized by this Servicing Agreement, the Competition Act or the Financing Order, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Issuer with respect to the Transferred Bondable Transition Property, in each case unless such action is required by law or court or regulatory order.

                                  ARTICLE III

                                BILLING SERVICES

     SECTION 3.01 DUTIES OF SERVICER. The Servicer, as agent for the Issuer (to the extent provided herein), shall have the following duties:


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         (a) Duties of Servicer Generally. The Servicer will manage, service, administer and make collections in respect of the Transition Bond Charge. The Servicer's duties will include:

          (i) obtaining meter reads, calculating and billing the Transition Bond Charge in accordance with the Financing Order and collecting the Transition Bond Charge from Customers and Third Parties, as applicable;

          (ii) responding to inquiries by Customers, Third Parties, the BPU, or any federal, local or other state governmental authority with respect to the Transition Bond Charge;

          (iii) delivering bills or arranging for the delivery of bills to Customers and Third Parties, accounting for TBC Collections, investigating and resolving delinquencies, processing and depositing collections, making periodic remittances and furnishing periodic reports to the Issuer, the Trustee and the Rating Agencies;

          (iv) selling, as the agent for the Issuer, as its interest may appear, defaulted or written off accounts in accordance with the Servicer's usual and customary practices for accounts of its own electric service customers; and

          (v) taking action in connection with Transition Bond Charge Adjustments as set forth herein.

         Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Servicing Agreement shall be qualified in their entirety by the Competition Act and any other law effective in New Jersey, the Financing Order and any BPU Regulations, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the procedures, duties and responsibilities set forth in Exhibit A hereto which, among other things, relate to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance.

         (b) Notification of Laws and Regulations. The Servicer shall immediately notify the Issuer, the Trustee and the Rating Agencies in writing of any laws or BPU Regulations hereafter promulgated that have a material adverse effect on the Servicer's ability to perform its duties under this Servicing Agreement.

         (c) Other Information. Upon the reasonable request of the Issuer, the Trustee or any Rating Agency, the Servicer shall provide to the Issuer, the Trustee or the Rating Agencies, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Transferred Bondable Transition Property to the extent it is reasonably available to the Servicer, that may be reasonably necessary and permitted by law for the Issuer, the Trustee or the Rating Agencies to monitor the performance by the Servicer hereunder. In addition, so long as any of the Transition Bonds of any Series are Outstanding, the Servicer shall provide to the Issuer and to the Trustee, within a reasonable time after written request therefor, any


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information available to the Servicer or reasonably obtainable by the Servicer that is necessary to calculate the Transition Bond Charge.

     SECTION 3.02  COLLECTION AND ALLOCATION OF THE TRANSITION BOND CHARGE.

         (a) The Servicer shall use all reasonable efforts, consistent with its customary servicing procedures, to collect all amounts owed in respect of the Transition Bond Charge as and when the same shall become due and shall follow such collection procedures as the Servicer follows with respect to collection activities that the Servicer conducts for itself or others. The Servicer shall not change the amount of or reschedule the due date of any scheduled payment of the Transition Bond Charge, except as contemplated in this Servicing Agreement or as required by law or court or BPU Regulations; provided, however, that the Servicer may take any of the foregoing actions to the extent that such action would be in accordance with customary billing and collection practices of the Servicer with respect to billing and collection activities that the Servicer conducts for itself. The Servicer shall enforce the obligations of any Third Parties providing billing and collection services with respect to the Transition Bond Charge.

         (b) As specified in the Petition and the Financing Order, any amounts received by the Servicer from a Customer that represent a partial payment toward an outstanding balance will be applied in the following manner:

          (i) to sales taxes with the partial payment (which the Servicer collects as trustee for the State of New Jersey and not for its own account or for that of the Issuer);

          (ii) pro rata to the Transition Bond Charge and the Servicer's other charges and taxes, where any of such charges are in arrears, based on their proportion to the Servicer's total charges in arrears for that period; and

          (iii) pro rata to the Transition Bond Charge and the Servicer's other charges and taxes, where any of such charges are current charges, based on their proportion to the Servicer's total current charges assessed for that period.

JCP&L's other charges may include the Market Transition Charge, the MTC-Tax and all other charges that JCP&L and any Third Party may be authorized to bill and collect from Customers on account of the provision of electric service. If there is more than one Series of Transition Bonds Outstanding, the Servicer shall allocate partial payments among such Series, pro rata, based on the amounts owed with respect to such Series.

     SECTION 3.03  PAYMENT OF TBC COLLECTIONS.

         (a) With the exception of the Quarterly Servicing Fee, which the Servicer is entitled to withhold from TBC Collections pursuant to Section 5.07 hereof, the Servicer agrees to remit to the Trustee for deposit in the Collection Account TBC Collections for each Billing Month based on its estimated system-wide write-off percentage and the average number of days outstanding of bills, as in effect from time to time as follows:


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          (i)  on each Monthly Remittance Date, for so long as the Servicer has satisfied the conditions of Section 5.11(b), the Servicer shall remit to the Trustee for each preceding Billing Month an amount equal to the amount of TBC Collections deemed to have been received during the preceding calendar month, based on the estimated system-wide write-off percentage and the average number of days outstanding of bills then in effect; and

          (ii) on each Daily Remittance Date, for so long as the Servicer has not satisfied the conditions of Section 5.11(b), the Servicer shall remit to the Trustee an amount equal to the amount of TBC Collections deemed to have been received during the Business Day which is two Business Days preceding such Daily Remittance Date, including (for the first Daily Remittance Date following a period when the Servicer had been remitting on a Monthly Remittance Date) any amounts on deposit with the Servicer (for the Billing Month and any prior Billing Month) prior to such Daily Remittance Date during a period when the Servicer had been remitting on a Monthly Remittance Date based on the estimated system-wide write-off percentage and the average number of days outstanding of bills then in effect.

         (b) On or before each Reconciliation Date, the Servicer will reconcile actual TBC Collections with estimated TBC Collections previously made to the Trustee in respect of (i) for each Annual Reconciliation Date, each of the twelve Billing Months beginning fifteen months before the month in which such Reconciliation Date occurs (or from the first Series Issuance Date, if less than fifteen months have elapsed), and (ii) for each Monthly Reconciliation Date, the Billing Month that is three months prior to the Billing Month in which such Reconciliation Date occurs. In the event that there is a payment shortfall with respect to the applicable Billing Months or Billing Month, as the case may be, the Servicer shall pay the shortfall to the Trustee for deposit into the Collection Account within two Business Days of that Reconciliation Date, or, if the Servicer remits TBC Collections on each Monthly Remittance Date in accordance with Section 5.11(b), on the next Monthly Remittance Date. In the event that there is an overpayment for the applicable Billing Months or Billing Month, as the case may be, the Servicer may either (A) reduce the amount that the Servicer is required to remit to the Trustee for deposit in the Collection Account on the following Remittance Date (and, if necessary, succeeding Remittance Dates) by the amount of the overpayment or (B) direct the Trustee in writing to pay to the Servicer from the General Subaccount the amount of the overpayment, which upon payment shall become the property of the Servicer.

         (c) In the event that the Servicer makes changes to its current computerized customer information system which would allow the Servicer to track actual TBC Collections and/or otherwise monitor payment and collection activity more efficiently or accurately than is currently being done under this Servicing Agreement, the Servicer may substitute actual remittance procedures for the estimated remittance procedures described above and otherwise modify the remittance procedures described above as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities. However, the Servicer may not make any such modification or substitution that will materially and adversely affect the Transition Bondholders. The Servicer must also give notice to the Rating Agencies of any such computer system changes no later than sixty


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business days after the date on which all customer accounts are billed on the new system.

         (d) The Servicer and Issuer agree and acknowledge that, although the Servicer will remit estimated payments arising from the TBC Collections to the Trustee, the Servicer is not obligated to make any payments on the Transition Bonds. The Servicer agrees and acknowledges that it holds all TBC Collections collected by it for the benefit of the Issuer and that all amounts will be remitted by the Servicer in accordance with this Servicing Agreement without any surcharge, fee, offset, charge or other deduction and without making any claim to reduce its obligation to remit all TBC Collections collected by it, except
(i) as set forth in clause (b) above, (ii) with respect to the Quarterly Servicing Fee that it may withhold pursuant to Section 5.07 hereof and (iii) with respect to late fees permitted by Section 5.07.

     SECTION 3.04 SERVICING AND MAINTENANCE STANDARDS. The Servicer shall, on behalf of the Issuer:

         (a) manage, service, administer and make collections in respect of the Transferred Bondable Transition Property with reasonable care and in material compliance with applicable law and regulations, including all applicable BPU Regulations, using the same degree of care and diligence that the Servicer exercises with respect to billing and collection activities that the Servicer conducts for itself and others;

         (b) follow standards, policies and procedures in performing its duties as Servicer that are customary in the electric power distribution industry;

         (c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain the rights of the Issuer and the Trustee in respect of the Transferred Bondable Transition Property; and

         (d) calculate the Transition Bond Charge in compliance with the Competition Act, the Financing Order and any applicable tariffs;

except where the failure to comply with any of the foregoing would not have a material adverse effect on the Issuer's or the Trustee's respective interests in the Transferred Bondable Transition Property. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of the Transferred Bondable Transition Property, which, in the Servicer's judgment, may include the taking of legal action pursuant to Section 3.10 or otherwise. Notwithstanding the foregoing, the Servicer shall not change its customary and usual practices and procedures in any manner that would have a material adverse effect on the Issuer's or the Trustee's respective interests in the Transferred Bondable Transition Property unless it shall have provided the Rating Agencies with prior written notice.

     SECTION 3.05 SERVICER'S CERTIFICATES. The Servicer will provide to the Issuer and to the Trustee the statements specified in Annex 1 at the times indicated therein.

     SECTION 3.06 ANNUAL STATEMENT AS TO COMPLIANCE. The Servicer shall deliver to the Issuer and the Trustee, on or before June 1 of each year, beginning


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June 1, 2003 to and including the June 1 succeeding the retirement of all
Transition Bonds, an Officers' Certificate, stating that:

         (a) a review of the activities of the Servicer during the preceding calendar year (or relevant portion thereof in the case of the first such Officers' Certificate) and of its performance under this Servicing Agreement has been made under such officers' supervision; and

         (b) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Servicing Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, describing each such default and its status.

     SECTION 3.07  ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT.

         (a) The Servicer shall cause a firm of independent certified public accountants (which may also provide other services to the Servicer or the Seller) to prepare, and the Servicer shall deliver to the Issuer, to the Trustee and to each Rating Agency, on or before June 1 of each year, beginning June 1, 2003 to and including the June 1 succeeding the retirement of all Transition Bonds, a report addressed to the Servicer (the "Annual Accountant's Report"), which may be included as part of the Servicer's customary auditing activities, to the effect that such firm has performed certain procedures in connection with the Servicer's compliance with its obligations under this Servicing Agreement during the preceding calendar year (or, in the case of the first Annual Accountant's Report, the period of time from the Initial Transfer Date until December 31, 2002), identifying the results of such procedures and including any exceptions noted. In the event such accounting firm requires the Trustee or the Issuer to agree or consent to the procedures performed by such firm, the Issuer shall direct the Trustee in writing to so agree, it being understood and agreed that the Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, and the Trustee will not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

         (b) The Annual Accountant's Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

     SECTION 3.08 BONDABLE TRANSITION PROPERTY DOCUMENTATION. To assure uniform quality in servicing the Transferred Bondable Transition Property and to reduce administrative costs, the Servicer shall keep on file, in accordance with its customary procedures, all Bondable Transition Property Documentation, it being understood that the Servicer is acting solely as the servicing agent and custodian for the Issuer with respect to the Bondable Transition Property Documentation.

     SECTION 3.09  COMPUTER RECORDS; AUDITS OF DOCUMENTATION.

         (a) Safekeeping. The Servicer shall maintain accurate and complete accounts, records and computer systems pertaining to the Transferred Bondable Transition Property and the Bondable Transition Property Documentation in accordance with its standard accounting procedures and in sufficient detail to


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permit reconciliation between payments or recoveries on (or with respect to) the
Transition Bond Charge and the estimated TBC Collections from time to time remitted to the Trustee pursuant to Section 3.03 and to enable the Issuer to comply with this Servicing Agreement and the Indenture. The Servicer shall conduct, or cause to be conducted, periodic audits of the Bondable Transition Property Documentation held by it under this Servicing Agreement and of the related accounts, records and computer systems, in such a manner as shall enable the Issuer and the Trustee, as pledgee of the Issuer, to verify the accuracy of the Servicer's record keeping. The Servicer shall promptly report to the Issuer and to the Trustee any failure on the Servicer's part to hold the Bondable Transition Property Documentation and maintain its accounts, records and computer systems as herein provided and shall promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Trustee of the Bondable Transition Property Documentation. The Servicer's duties to hold the Bondable Transition Property Documentation on behalf of the Issuer set forth in this
Section 3.09, to the extent such Bondable Transition Property Documentation has not been previously transferred to a Successor Servicer, shall terminate three years after the earlier of the date on which (i) the Servicer is succeeded by a Successor Servicer pursuant to the provisions of this Servicing Agreement or
(ii) no Transition Bonds of any Series are Outstanding.

         (b) Maintenance of and Access to Records. The Servicer shall maintain the Bondable Transition Property Documentation at 76 South Main Street, Akron, Ohio 44308 or at such other office as shall be specified to the Issuer and to the Trustee by written notice not later than thirty days prior to any change in location. The Servicer shall permit the Issuer and the Trustee or their respective duly authorized representatives, attorneys, agents or auditors at any time during normal business hours to inspect, audit and make copies of and abstracts from the Servicer's records regarding the Transferred Bondable Transition Property, the Transition Bond Charge and the Bondable Transition Property Documentation. The failure of the Servicer to provide access to such information as a result of an obligation or applicable law (including BPU Regulations) prohibiting disclosure of information regarding customers shall not constitute a breach of this Section 3.09(b).

     SECTION 3.10 DEFENDING TRANSFERRED BONDABLE TRANSITION PROPERTY AGAINST CLAIMS. The Servicer shall institute and maintain any action or proceeding necessary to compel performance by the BPU or the State of New Jersey of any of their obligations or duties under the Competition Act or the Financing Order with respect to the Transferred Bondable Transition Property, and the Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to the Competition Act, the Financing Order or the Restructuring Order (to the extent it affects the rights of Transition Bondholders or the validity or value of the Transferred Bondable Transition Property), as the case may be, the Bondable Transition Property or the rights of the holders of Transferred Bondable Transition Property if such repeal, modification or supplement would be adverse to the Transition Bondholders. The costs of any such action reasonably allocated by the Servicer to the Transferred Bondable Transition Property shall be payable from TBC Collections as an Operating Expense in accordance with the Indenture. The Servicer's obligations pursuant to this Section 3.10 shall survive and continue notwithstanding the fact that the payment of Operating Expenses


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pursuant to the Indenture may be delayed (it being understood that the Servicer may be required to advance its own funds to satisfy its obligations under this
Section 3.10).

                                   ARTICLE IV

             SERVICES RELATED TO TRANSITION BOND CHARGE ADJUSTMENTS

     SECTION 4.01 TRANSITION BOND CHARGE ADJUSTMENTS. The Servicer shall perform the calculations and take the actions relating to adjusting the Transition Bond Charge, as set forth in Section 5 of Annex 1, at the times indicated therein.

                                   ARTICLE V

                                  THE SERVICER

     SECTION 5.01 REPRESENTATIONS AND WARRANTIES OF SERVICER. The Servicer makes the following representations and warranties as of each Transfer Date, on which the Issuer has relied and will rely in acquiring Transferred Bondable Transition Property and in entering into this Servicing Agreement. These representations and warranties shall survive the execution and delivery of this Servicing Agreement, the sale, transfer, assignment and conveyance of the Transferred Bondable Transition Property to the Issuer pursuant to the Sale Agreement and the pledge thereof to the Trustee pursuant to the Indenture.

         (a) Organization and Good Standing. The Servicer is a corporation duly organized and in good standing under the laws of the State of its incorporation, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and to execute, deliver and carry out the terms of this Servicing Agreement, and has the power, authority and legal right to service the Transferred Bondable Transition Property.

         (b) Due Qualification. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Transferred Bondable Transition Property as required by this Servicing Agreement) requires such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer's business, operations, assets, revenues, properties or prospects or on the transactions contemplated by this Servicing Agreement).

         (c) Power and Authority. The Servicer has the corporate power and authority to execute and deliver this Servicing Agreement and to carry out its terms; and the execution, delivery and performance of this Servicing Agreement have been duly authorized by the Servicer by all necessary corporate action.

         (d) Binding Obligation. This Servicing Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to bankruptcy, receivership, fraudulent transfer, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general


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principles of equity (regardless of whether considered in a proceeding in equity or at law).

         (e) No Violation. The consummation of the transactions contemplated by this Servicing Agreement and the fulfillment of the terms hereof will not: conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation, by-laws or other constituent documents of the Servicer, or any indenture, material agreement or other material instrument to which the Servicer is a party or by which it is bound; or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, material agreement or other material instrument; or violate any law or any order, rule or regulation applicable to the Servicer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties.

         (f) Approvals. Except for filings with the BPU for adjusting the Transition Bond Charge pursuant to Section 4.01 and Annex 1, the filing of financing statements under the New Jersey UCC and the Delaware UCC, the filing of continuation filings under the New Jersey UCC and the Delaware UCC and the approval of the Commission pursuant to the Public Utility Holding Company Act of 1935, as amended, no approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Servicing Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made.

         (g) Reports and Certificates. Each report and certificate delivered in connection with any filing made with the BPU by the Servicer on behalf of the Issuer with respect to the Transition Bond Charge or Transition Bond Charge Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, this representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance or facts known to the Servicer on the date such report or certificate is delivered.

         (h) No Proceedings. There are no proceedings or investigations pending or, to the Servicer's best knowledge, threatened before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties:

          (i) seeking to prevent the issuance of the Transition Bonds or the consummation of any of the transactions contemplated by this Servicing Agreement or any of the other Basic Documents;

          (ii) except as disclosed by the Servicer to the Issuer (or as disclosed in filings with the Commission made by the Servicer), seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability against the Servicer of, this Servicing Agreement or any of the other Basic Documents; or

          (iii) relating to the Servicer and which might materially and adversely affect the federal or State income tax attributes of the Transition Bonds.

     SECTION 5.02  INDEMNITIES OF SERVICER; RELEASE OF CLAIMS.

         (a) The Servicer shall be liable as such in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Servicing Agreement.

         (b) The Servicer shall indemnify the Issuer and the Trustee (for itself and on behalf of the Transition Bondholders) and each of their respective trustees, members, managers, officers, directors, employees and agents for, and defend and hold harmless each such person from and against, any and all Losses that may be imposed upon, incurred by or asserted against any such person as a result of:

          (i) the Servicer's willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under this Servicing Agreement or the Servicer's reckless disregard of its obligations and duties under this Servicing Agreement;

          (ii) the Servicer's breach of any of its representations or warranties in this Servicing Agreement; and

          (iii) litigation and related expenses relating to its status and obligations as Servicer (other than any proceedings the Servicer is required to institute under this Servicing Agreement);

provided, however, that the Servicer shall not be liable for any Losses resulting from the willful misconduct or gross negligence of any person indemnified pursuant to this Section 5.02 (each, an "Indemnified Person") or resulting from a breach of a representation or warranty made by such Indemnified Person in any of the Basic Documents that gives rise to the Servicer's breach.

         Promptly after receipt by an Indemnified Person of notice of its involvement in any action, proceeding or investigation, such Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Servicer under this Section 5.02, notify the Servicer in writing of such involvement. Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section 5.02 only to the extent that the Servicer suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 5.02, the Servicer shall be entitled to assume the defense of any such action, proceeding or investigation unless (x) such action, proceeding or investigation exposes the Indemnified Person to a risk of criminal liability or forfeiture, (y) the Servicer and such

Indemnified Person have a conflict of interest in their respective defenses of such action, proceeding or investigation or (z) there exists at the time the Servicer would assume such defense an ongoing Servicer Default. Upon assumption by the Servicer of the defense of any such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel (including local counsel), and the Servicer shall bear the reasonable fees, costs and expenses of such separate counsel. The Indemnified Person shall not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this
Section 5.02 (whether or not the Servicer is an actual or potential party to such claim or action) unless the Servicer agrees in writing to such settlement, compromise or consent and such settlement, compromise or consent includes an unconditional release of the Servicer from all liability arising out of such claim, action, suit or proceeding.

         (c) The Servicer's indemnification obligations under Section 5.02(b) for events occurring prior to the removal or resignation of the Trustee or the termination of this Servicing Agreement shall survive the resignation or removal of the Trustee or the termination of this Servicing Agreement and shall include reasonable costs, fees and expenses of investigation and litigation (including the Issuer's and the Trustee's reasonable attorneys' fees and expenses).

         (d) Except to the extent expressly provided for in the Basic Documents (including the Servicer's claims with respect to the Quarterly Servicing Fees and the Seller's claim for payment of the purchase price of the Transferred Bondable Transition Property), the Servicer hereby releases and discharges the Issuer (including its Member, Managers, officers, employees and agents, if any) and the Trustee (including its respective officers, directors, employees and agents) (collectively, the "Released Parties") from any and all actions, claims and demands whatsoever, which the Servicer shall or may have against any such person relating to the Transferred Bondable Transition Property or the Servicer's activities with respect thereto other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.

     SECTION 5.03 MERGER OR CONSOLIDATION OF, OR ASSUMPTION OF THE OBLIGATIONS OF, SERVICER. Any Person or Persons:

         (a) into which the Servicer may be merged or consolidated and which succeeds to all or a significant part of the electric distribution business of the Servicer,

         (b) which results from the division of the Servicer into two or more Persons and which succeeds to all or a significant part of the electric distribution business of the Servicer,

         (c) which may result from any merger or consolidation to which the Servicer shall be a party and which succeeds to all or a significant part of the electric distribution business of the Servicer,

         (d) which may, in a transaction or a series of related transactions, succeed to the properties and assets of the Servicer substantially as a whole and which, in a transaction or a series of related transactions, succeeds to all or a significant part of the electric distribution business of the Servicer, or

         (e) which may otherwise succeed to all or a significant part of the electric distribution business of the Servicer,

which Person or Persons in any of the foregoing cases executes or execute an agreement of assumption to perform every obligation of the Servicer under this Servicing Agreement, shall be the successor or successors to the Servicer hereunder without the execution or filing of any document or any further act by any of the parties to this Servicing Agreement; provided, however, that:

          (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 5.01 shall have been breached and no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing;

          (ii) the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 5.03 and that all conditions precedent, if any, provided for in this Servicing Agreement relating to such transaction have been complied with;

          (iii) the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an Opinion of Counsel either:

               (A) stating that, in the opinion of such counsel, all filings to be made by the Servicer, including New Jersey UCC filings and Delaware UCC filings, that are necessary fully to preserve and protect the interests of the Trustee in the Transferred Bondable Transition Property have been executed and filed and reciting the details of such filings, or

               (B) stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interests;

          (iv) the Rating Agencies shall have received prior written notice of such transaction, and the then current ratings on any of the Outstanding Transition Bonds will not be withdrawn or downgraded by the Rating Agencies; and

          (v) the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an opinion of independent tax counsel (as selected by, and in form and substance reasonably satisfactory to, the Servicer, and which may be based on a ruling from the Internal Revenue Service) to the effect that, for federal income tax purposes, such consolidation or merger will not result in a material adverse federal income tax consequence to the Servicer, the Issuer, the Trustee or the then existing Transition Bondholders.

The Servicer shall not consummate any transaction referred to in clauses (a),
(b), (c), (d) or (e) above except upon execution of the above described agreement of assumption and compliance with subclauses (i), (ii), (iii), (iv) and (v) above. When any Person or Persons acquires or acquire the properties and assets of the Servicer substantially as a whole and becomes or become the successor or successors to the Servicer in accordance with the terms of this
Section 5.03, then upon the satisfaction of all of the other conditions of this
Section 5.03, the Servicer shall automatically and without further notice be released from its obligations hereunder.

     SECTION 5.04 ASSIGNMENT OF SERVICER'S OBLIGATIONS. The Servicer may assign any or all of its obligations hereunder to any successor if either (i) prior written notice has been provided to the Rating Agencies and the then current ratings on any of the Outstanding Transition Bonds will not be withdrawn or downgraded by the Rating Agencies and any other conditions specified in the Financing Order have been satisfied or (ii) the Servicer is replaced by a successor pursuant to Section 5.03 hereof.

     SECTION 5.05 LIMITATION ON LIABILITY OF SERVICER AND OTHERS. The Servicer shall not be liable to the Issuer or the Trustee, except as provided under this Servicing Agreement, for any action taken or for refraining from the taking of any action pursuant to this Servicing Agreement or for good faith errors in judgment; provided, however, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Servicing Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceptable to the Trustee or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Servicing Agreement.

         Except as provided in this Servicing Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Bondable Transition Property in accordance with this Servicing Agreement or related to its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability.

     SECTION 5.06 JCP&L NOT TO RESIGN AS SERVICER. Subject to the provisions of Sections 5.03 and 5.04, JCP&L shall not resign from the obligations and duties imposed on it as Servicer under this Servicing Agreement except upon a determination that the performance of its duties under this Servicing Agreement shall no longer be permissible under applicable law. Any such resignation shall not be effective until approved by the BPU. Notice of any such determination permitting the resignation of JCP&L shall be communicated to the Issuer, the Trustee and each Rating Agency at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time), and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer and the Trustee concurrently with or promptly after such notice. No such resignation shall be permitted if such resignation will result in the reduction or withdrawal of the then current ratings on any Outstanding Transition Bond. No such resignation shall become effective until a Successor Servicer has assumed the servicing obligations and duties hereunder of the Servicer in accordance with Section 6.04.

     SECTION 5.07 QUARTERLY SERVICING FEE. The Issuer agrees to pay the Servicer the Quarterly Servicing Fee with respect to all Series of Transition Bonds. On each Monthly Remittance Date that coincides with a Payment Date, the Servicer shall be entitled to withhold the amount of the Quarterly Servicing Fee from TBC Collections as compensation under this Servicing Agreement unless the Trustee has notified the Servicer in writing that the Issuer does not hold sufficient funds to pay amounts owed in such month to the Trustee. For so long as JCP&L is the Servicer, the Quarterly Servicing Fee shall be $100,000. The Servicer shall be entitled to retain as additional compensation net investment income on TBC Collections related to the Transferred Bondable Transition Property received by the Servicer during any Collection Period prior to remittance to the Collection Account and the late fees, if any, paid by Customers to the Servicer. The Issuer and the Servicer agree and acknowledge that the foregoing fees constitute a fair and reasonable price for the obligations to be performed by the Servicer. In no event shall the Trustee be liable for any Quarterly Servicing Fee.

     SECTION 5.08 SERVICER EXPENSES. Except as otherwise expressly provided herein, the Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants and counsel, taxes imposed on the Servicer and expenses incurred in connection with reports to the Transition Bondholders and shall not be entitled to any additional payment or reimbursement therefor.

     SECTION 5.09 SUBSERVICING. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, however, that written notice has been given to the Rating Agencies and the Trustee and the then current ratings on any Outstanding Transition Bonds will not be withdrawn or downgraded by the Rating Agencies; and provided, further, that the Servicer shall remain obligated and be liable to the Issuer, the Trustee and the Transition Bondholders for the servicing and administering of the Transferred Bondable Transition Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Transferred Bondable Transition Property. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time, and none of the Issuer, the Trustee or the Transition Bondholders shall have any responsibility therefor. Any such appointment shall not constitute a Servicer resignation under Section 5.06.

     SECTION 5.10 NO SERVICER ADVANCES. The Servicer shall not make any advances of interest on or principal of the Transition Bonds.

     SECTION 5.11  REMITTANCES.

         (a) The Servicer shall remit TBC Collections (from whatever source) in accordance with Section 3.03(a)(ii), and all proceeds of other Collateral of the Issuer, if any, received by the Servicer, to the Trustee for deposit pursuant to the Indenture, not later than each Daily Remittance Date. The Servicer shall promptly remit any Indemnity Amounts paid or received by it immediately to the Trustee for deposit pursuant to the Indenture.

         (b) Notwithstanding the foregoing clause (a), as long as

          (i) JCP&L or any successor to JCP&L's electric distribution business remains the Servicer,

          (ii)  no Servicer Default has occurred and is continuing,

          (iii)(A) JCP&L or any Successor Servicer to JCP&L's electric distribution business, maintains a short-term rating of `A-1' or better by S&P, `P-1' or better by Moody's, and `F-1' or better by Fitch,

                                    or

               (B) any additional conditions or limitations imposed by the Rating Agencies are complied with and each Rating Agency has notified the Servicer, the Issuer and the Trustee that the monthly remittance will not result in a reduction or withdrawal of the then current rating of any Outstanding Transition Bonds,

          (iv)  the BPU has approved Servicer remittances on a monthly basis and

          (v) the Servicer has delivered to the Rating Agencies an Opinion of Counsel addressing certain "true sale" or "non-consolidation" issues in form and substance reasonably satisfactory to such Rating Agencies, the Servicer need not make the daily remittances required by clause (a), but in lieu thereof, shall remit all TBC Collections (from whatever source) in accordance with Section 3.03(a)(i), and all proceeds of other Collateral of the Issuer, if any, received by the Servicer during any Collection Period to the Trustee for deposit pursuant to the Indenture, not later than the corresponding Monthly Remittance Date.

     SECTION 5.12 PROTECTION OF TITLE. The Servicer shall execute and file such filings and cause to be executed and filed such filings, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interests of the Trustee in the Transferred Bondable Transition Property, including all filings required under the New Jersey UCC and the Delaware UCC relating to the transfer of ownership of or a security interest in the Transferred Bondable Transition Property by the Seller to the Issuer or the security interest granted by the Issuer to the Trustee in the Transferred Bondable Transition Property. The Servicer shall deliver (or cause to be delivered) to the Issuer and the Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

                                   ARTICLE VI

                                SERVICER DEFAULT

     SECTION 6.01 SERVICER DEFAULT. If any one of the following events (a "Servicer Default") occurs and is continuing:

         (a) any failure by the Servicer to remit to the Trustee, on behalf of the Issuer, any required remittance that continues unremedied for a period of five Business Days after the date it is required to be paid; or

         (b) any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Servicing Agreement or any other Basic Document to which the Servicer is a party, which failure:

          (i) materially and adversely affects the Transferred Bondable Transition Property or the rights of the Transition Bondholders; and

          (ii) continues unremedied for a period of sixty days after written notice of such failure has been given to the Servicer by the Issuer, the Trustee or the Holders of not less than twenty-five percent of the Outstanding principal balance of the Transition Bonds of all Series and Classes, acting together as a single class, or after discovery of such failure by an officer of the Servicer, as the case may be; or

         (c) any representation or warranty made by the Servicer in this Servicing Agreement proves to have been incorrect when made, which has a material adverse effect on the Issuer or the Transition Bondholders and which material adverse effect continues unremedied for a period of sixty days after the date on which written notice thereof has been given to the Servicer by the Issuer, the Trustee or the Holders of not less than twenty-five percent of the Outstanding principal balance of the Transition Bonds of all Series and Classes, acting together as a single class, or after discovery of such failure by an officer of the Servicer, as the case may be; or

         (d) an Insolvency Event occurs with respect to the Servicer;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, the Trustee, with the consent of the Holders of a majority of the Outstanding principal balance of the Transition Bonds of all Series and Classes, voting together as a single class, by notice then given in writing to the Servicer (a "Termination Notice"), may terminate all the rights and obligations (other than the indemnification obligations set forth in Section 5.02 hereof and the obligation under Section 6.04 to continue performing its functions as Servicer until a Successor Servicer is appointed) of the Servicer under this Servicing Agreement. In addition, upon a Servicer Default because of a failure to make required remittances, the Issuer and the Trustee shall each be entitled to apply to the BPU or any court of competent jurisdiction for sequestration and payment to the Trustee of revenues arising with respect to the Transferred Bondable Transition Property.

         On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Servicing Agreement, whether with respect to the Transferred Bondable Transition Property, the related Transition Bond Charge or otherwise, shall, upon appointment of a Successor Servicer pursuant to Section 6.04, without further action, pass to and be vested in such Successor Servicer and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Bondable Transition Property Documentation and related documents, or otherwise. The predecessor Servicer shall cooperate with the Successor Servicer, the Trustee and the Issuer in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Servicing Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Transferred Bondable Transition Property or the related Transition Bond Charge. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the Bondable Transition Property Documentation to the Successor Servicer. All reasonable costs and expenses (including attorneys' fees and expenses) incurred in connection with transferring the Bondable Transition Property Documentation to the Successor Servicer and amending this Servicing Agreement to reflect such succession as Servicer pursuant to this Section 6.01 shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of JCP&L as Servicer shall not terminate JCP&L's rights or obligations under the Sale Agreement.

     SECTION 6.02 NOTICE OF SERVICER DEFAULT. The Servicer shall deliver to the Issuer, the Trustee and each Rating Agency promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officers' Certificate of any event or circumstance which, with the giving of notice or the passage of time or both, would become a Servicer Default under Section 6.01. If any Outstanding Transition Bonds are listed on the Luxembourg Stock Exchange, such notice shall also be given by publication in a daily newspaper in Luxembourg, if the rules of the Luxembourg Stock Exchange so require.

     SECTION 6.03 WAIVER OF PAST DEFAULTS. The Trustee, with the consent of the Holders of not less than a majority of the Outstanding principal balance of the Transition Bonds of all Series and Classes, voting together as a single class, may waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required remittances to the Trustee of TBC Collections in accordance with
Section 3.03. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

     SECTION 6.04  APPOINTMENT OF SUCCESSOR.

         (a) Upon the Servicer's receipt of a Termination Notice pursuant to
Section 6.01 or the Servicer's resignation in accordance with the terms of this Servicing Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Servicing Agreement and shall be entitled to receive the requisite portion of the Quarterly Servicing Fees, until a Successor Servicer has assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer's removal or resignation hereunder, the Trustee, as assignee of the Issuer, may appoint a Successor Servicer, with the consent of the Holders of not less than a majority of the Outstanding principal balance of the Transition Bonds of all Series and Classes, voting together as a single class, and the Successor Servicer shall accept its appointment by a written assumption in form acceptable to the Issuer and the Trustee. If, within thirty days after the delivery of the Termination Notice, a new Servicer has not been appointed and accepted such appointment, the Trustee, at the expense of the Issuer, may petition the BPU or a court of competent jurisdiction to appoint a Successor Servicer under this Servicing Agreement. A Person shall qualify as a Successor Servicer only if:

          (i) such Person is permitted to perform the duties of the Servicer pursuant to the Competition Act, the BPU Regulations, the Financing Order and this Servicing Agreement;

          (ii) prior notice has been given to the Rating Agencies and the then current ratings on any Outstanding Transition Bonds shall not be withdrawn or downgraded by the Rating Agencies; and

          (iii) such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Servicing Agreement.

         (b) Upon appointment, the Successor Servicer shall be the successor in all respects to the predecessor Servicer under this Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Quarterly Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Servicing Agreement.

         (c) The Successor Servicer may resign only if it is prohibited from serving as such by applicable law.

         (d) Only a Successor Servicer that is an electric public utility may bring an action against a Customer for nonpayment of the Transition Bond Charge, or terminate service for failure to pay the Transition Bond Charge.

     SECTION 6.05 COOPERATION WITH SUCCESSOR. The Servicer covenants and agrees with the Issuer that it will, on an ongoing basis, cooperate with the Successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the Successor Servicer in performing its obligations hereunder.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

     SECTION 7.01  AMENDMENT.

         (a) Upon five Business Days' prior written notice to the Rating Agencies, this Servicing Agreement may be amended by the Servicer and the Issuer with the written consent of the Trustee upon receipt of an Issuer Order, but without the consent of the Transition Bondholders, to:

          (i)  cure any ambiguity;

          (ii)  correct or supplement any provision in this Servicing Agreement;

          (iii) add any provisions to or change in any manner or eliminate any of the provisions of this Servicing Agreement; or

          (iv)  modify in any manner the rights of the Transition Bondholders;

provided, that such action will not, as certified in an Officers' Certificate of the Servicer delivered to the Issuer and to the Trustee and the Managers, adversely affect in any material respect the interest of any Holder of Transition Bonds then Outstanding.

         (b) This Servicing Agreement may be amended by the Servicer and the Issuer with prior written notice to the Rating Agencies and with the written consent of the Trustee and the consent of the Holders of not less than a majority of the Outstanding principal balance of the Transition Bonds of all Series and Classes affected thereby, voting together as a single class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Servicing Agreement or of modifying in any manner the rights of the Transition Bondholders; provided, however, no amendment adopted in this manner may increase or decrease, or accelerate or delay the timing of, collection of Transition Bond Charge, or reduce the percentage of Transition Bondholders required to consent to amendments.

         No amendment of the provisions of this Servicing Agreement relating to the Servicer's remittance and Transition Bond Charge Adjustment obligations will be permitted absent confirmation from the Rating Agencies that such amendment will not result in a reduction or withdrawal of the then existing rating of any Outstanding Transition Bonds by the Rating Agencies (except that with regard to Moody's it will be sufficient to provide ten days' prior notice of the amendment).

         (c) The Issuer may also amend the servicing procedures provided in this Servicing Agreement solely to address changes to the Servicer's method of calculating payments of Transition Bond Charges received as a result of changes to the Servicer's current computerized information system, if the amendment does not have a material adverse effect on the Holders of Transition Bonds then Outstanding, with prior written notice to the Trustee and the Rating Agencies, but without the consent of the Trustee, any Rating Agency or any Transition Bondholder. These changes may include changes that would replace remittances calculated by estimation procedures with remittances of TBC Collections actually received.

         Prior to the execution of any amendment to this Servicing Agreement, the Issuer and the Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Servicing Agreement and the Opinion of Counsel referred to in
Section 3.06(b) of the Indenture. The Issuer and the Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties or immunities under this Servicing Agreement or otherwise.

     SECTION 7.02 NOTICES. Unless otherwise specifically provided herein, all notices, directions, consents and waivers required under the terms and provisions of this Servicing Agreement shall be in English and in writing, and any such notice, direction, consent or waiver may be given by United States first-class mail, reputable overnight courier service, facsimile transmission or electronic mail (confirmed by telephone, United States first-class mail or reputable overnight courier service in the case of notice by facsimile transmission or electronic mail) or any other customary means of communication, and any such notice, direction, consent or waiver shall be effective when delivered or transmitted, or if mailed, five days after deposit in the United States first-class mail with proper postage for first-class mail prepaid:

         (a) in the case of the Servicer, at Jersey Central Power & Light Company, 76 South Main Street, Akron, Ohio 44308;

         (b) in the case of the Issuer, at JCP&L Transition Funding, 103 Foulk Road, Suite 202, Wilmington, Delaware 19803, with a copy to JCP&L Transition Funding LLC c/o GPU Service, Inc., 76 South Main Street, Akron, Ohio 44308;

         (c) in the case of the Trustee, at its Corporate Trust Office;

         (d) in the case of Moody's, at Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007;

         (e) in the case of S&P, at Standard & Poor's, Structured Finance, ABS Surveillance Corp., 55 Water Street, 41st Floor, New York, New York 10041-0003,
Fax: 212-438-2664; and

         (f) in the case of Fitch, at Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: ABS Surveillance;

or, as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

     SECTION 7.03 LIMITATIONS ON RIGHTS OF OTHERS. The provisions of this Servicing Agreement are solely for the benefit of the Servicer, the Issuer and the Trustee, on behalf of itself and the Transition Bondholders, and nothing in this Servicing Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in any Collateral or under or in respect of this Servicing Agreement or any covenants, conditions or provisions contained herein.

     SECTION 7.04 SEVERABILITY. Any provision of this Servicing Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 7.05 SEPARATE COUNTERPARTS. This Servicing Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 7.06 HEADINGS. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     SECTION 7.07 GOVERNING LAW. THIS SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 7.08  ASSIGNMENT TO THE TRUSTEE.

         (a) The Servicer hereby acknowledges and consents to any pledge, assignment and grant of a security interest by the Issuer to the Trustee pursuant to the Indenture for the benefit of the Transition Bondholders of all right, title and interest of the Issuer in, to and under the Transferred Bondable Transition Property owned by the Issuer and the proceeds thereof and the assignment of any or all of the Issuer's rights hereunder to the Trustee.

         (b) In no event shall the Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

     SECTION 7.09 NONPETITION COVENANTS. Notwithstanding any prior termination of this Servicing Agreement or the Indenture, the Servicer hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of the Transition Bonds, any other amounts owed under the Indenture, including, without limitation, any amounts owed to third-party credit enhancers, and any amounts owed by the Issuer under the Interest Rate Swap Agreement, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer.

     SECTION 7.10 TERMINATION. This Servicing Agreement shall terminate when all Transition Bonds have been retired, redeemed or defeased in full.

         IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

                                     JCP&L TRANSITION FUNDING LLC,
                                     as Issuer


                                     By:
                                         ---------------------------------------
                                         Name:   Richard H. Marsh
                                         Title:  Manager, Senior Vice President
                                                 and Chief Executive Officer


                                     JERSEY CENTRAL POWER & LIGHT
                                     COMPANY,
                                     as Servicer


                                     By:
                                         ---------------------------------------
                                         Name:   Richard H. Marsh
                                         Title:  Senior Vice President
                                                 and Chief Executive Officer


Acknowledged and Accepted:



THE BANK OF NEW YORK,
   not in its individual capacity
   but solely as Trustee on
   behalf of the Holders of
   the Transition Bonds

By:
   -------------------------------
   Name:  Cassandra Shedd
   Title: Assistant Vice President

                                     ANNEX 1

                                       TO

                               SERVICING AGREEMENT

         The Servicer agrees to comply with the following with respect to JCP&L Transition Funding LLC, as Issuer:

         SECTION 1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A to the Indenture dated as of June 11, 2002 between the Issuer and The Bank of New York, as Trustee.

         SECTION 2. TRUSTEE AND SERVICER PAYMENT DATE STATEMENTS. At least one Business Day before each date on which distributions to the Trustee and Servicer are to be made pursuant to Sections 8.02(d) and (e) of the Indenture, the Servicer shall provide the Trustee with a statement setting forth the amounts to be distributed to each of the Trustee and Servicer pursuant to such Sections.

         SECTION 3. PAYMENT DATE STATEMENTS. At least one Business Day before each Payment Date, the Servicer shall provide to the Issuer, the Trustee, each Rating Agency and, for so long as any Transition Bonds are listed on the Luxembourg Stock Exchange, any listing agent in Luxembourg, a statement indicating:

          1. the amount to be paid to Transition Bondholders of each Series and Class in respect of principal on such Payment Date in accordance with Section 8.02 of the Indenture and each Series Supplement thereto;

          2. the amount to be paid to Transition Bondholders of each Series and Class in respect of interest on such Payment Date in accordance with Section 8.02 of the Indenture and each Series Supplement thereto;

          3. the Projected Transition Bond Balance and the transition bond balance for each Series and Class as of that Payment Date (after giving effect to the payments on such Payment Date);

          4. the amount on deposit in the Overcollateralization Subaccount for each Series and the Scheduled Overcollateralization Level for each Series, as of that Payment Date (after giving effect to the transfers to be made from or into the Overcollateralization Subaccount on such Payment Date);

          5. the amount on deposit in the Capital Subaccount for each Series as of that Payment Date (after giving effect to the transfers to be made from or into the Capital Subaccount on such Payment
               Date);

          6. the amount, if any, on deposit in the Reserve Subaccount as of that Payment Date (after giving effect to the transfers to be made from or into the Reserve Subaccount on such Payment Date);

          7. the amounts to be paid to any Swap Counterparty (on a gross and a net basis, separately stated) under any Interest Rate Swap Agreement on or before such Payment Date;

          8. the amounts paid to the Trustee since the preceding Payment Date pursuant to Section 8.02(d) of the Indenture;

          9. the amounts paid to or withheld by the Servicer since the preceding Payment Date pursuant to Section 8.02(e) of the Indenture; and

          10. the amount of any other transfers and payments to be made on such Payment Date pursuant to Sections 8.02(d), (e), (f), (g) and (i) of the Indenture.

         SECTION 4. REMITTANCE DATE STATEMENTS. At least one Business Day before each Remittance Date, and in the case of Daily Remittances, on the last Remittance Date of such month, the Servicer shall prepare and furnish to the Issuer and the Trustee a statement setting forth the aggregate amount remitted or to be remitted by the Servicer to the Trustee (net of any payments owed to the Servicer in accordance with Section 3.03(b) of the Servicing Agreement) for deposit on such Remittance Date pursuant to the Indenture.

         SECTION 5.  TRANSITION BOND CHARGE ADJUSTMENTS.

         (a) Prior to each Calculation Date, the Servicer shall calculate

               (i) the Transition Bond Balance as of such Calculation Date (a written copy of which shall be delivered by the Servicer to the Trustee within five Business Days following such Calculation Date) and

               (ii) the revised Transition Bond Charge with respect to the
                    Transferred Bondable Transition Property in respect of each Adjustment Date such that the Servicer projects that TBC Collections therefrom allocable to the Issuer will be sufficient so that:

                    (A) the Transition Bond Balance on the Payment Date immediately preceding the next Adjustment Date will equal the Projected Transition Bond Balance as of such date or, if earlier with respect to any Series or Class of Transition Bonds, as of the Payment Date immediately preceding the Expected Final Payment Date therefor;

                    (B) the amount on deposit in the Overcollateralization Subaccount on the Payment Date immediately preceding the next Adjustment Date will equal the Scheduled Overcollateralization Level for such date or, if earlier with respect to any Series or Class of Transition Bonds, as of the Payment Date immediately preceding the Expected Final Payment Date therefor;

                    (C) the amount on deposit in the Capital Subaccount on the Payment Date immediately preceding the next Adjustment Date will equal its required level for such date or, if earlier with respect to any Series or Class of Transition Bonds, as of the Payment Date immediately preceding the Expected Final Payment Date therefor;

                    (D) the amount on deposit in the Reserve Subaccount on the Payment Date immediately preceding the next Adjustment Date, will equal zero; and

                    (E) the TBC Collections will provide for (i) amortization of the remaining outstanding principal balance of each Series in accordance with the Expected Amortization Schedule therefor, (ii) payment of interest on each Series when due and payment of any amounts (other than termination or breakage amounts) under any Interest Rate Swap Agreement, (iii) payment of all Operating Expenses of the Issuer when due in accordance with the Indenture and (iv) deposits to the Overcollateralization Subaccount such that the balance therein will equal the Scheduled Overcollateralization Level on each Payment Date.

          (b) On each Calculation Date, the Servicer shall file an Adjustment Request with the BPU. This filing shall include the data specified in the Petition and the Financing Order.

          (c)  On each Adjustment Date, the Servicer shall

               (i) take all reasonable actions and make all reasonable efforts to effectuate all adjustments to the Transition Bond Charge either approved by the BPU or effective on an interim basis pending final approval and

               (ii) promptly send to the Trustee copies of all material notices and documents relating to such adjustments.

          (d) On each Adjustment Date, the Servicer shall provide Moody's with a schedule indicating any changes to the Transition Bond Charge.

          (e) If deemed appropriate by the Servicer to protect Transition Bondholders to remedy a significant and recurring variance between actual and expected TBC Collections, as authorized by the Financing Order, the Servicer shall make "non-routine" adjustments to the Transition Bond Charge and the MTC-Tax (as defined in the Financing Order) to accommodate material changes to the methodology described in Attachment E-3 to Revised
               Exhibit E of the Petition. Such filings shall be made at least thirty days prior to the proposed effective date of the proposed adjustments.

                                    EXHIBIT A

                              SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

          SECTION 1. DEFINITIONS.

          (a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A to the Indenture dated as of June 11, 2002 between the Issuer and The Bank of New York, as Trustee.

          (b) Whenever used in this Exhibit A, the following words and phrases shall have the following meanings:

          ADJUSTMENT REQUEST has, with respect to the Issuer, the meaning given to such term in Appendix A.

          APPLICABLE MDMA means, with respect to each Customer, the meter data management agent or Third Party providing meter reading services for that Customer's account.

          APPLICABLE THIRD PARTY means, with respect to each Customer, the Third Party, if any, providing billing or metering services to that Customer.

          BILLED TRANSITION BOND CHARGES means the amounts billed to Customers pursuant to the Transition Bond Charge, whether billed directly to such Customers by the Servicer or indirectly through a Third Party pursuant to Consolidated Third Party Billing.

          BILLS means each of the regular monthly bills, the summary bills, the opening bills and the Closing Bills issued to Customers or Third Parties by JCP&L.

          BUDGET PAYMENT PLAN means a levelized payment plan offered by JCP&L, which, if elected by a Customer, provides for level monthly Bill charges to such Customer. For residential Customers, this charge is calculated by calculating actual electricity charges for the previous year and dividing this amount by twelve. The number which results from this calculation is charged to the residential Customer each month. In the twelfth month, JCP&L bills the residential Customer for actual use in that month, adjusted for any excess or deficit the Customer has paid JCP&L over the prior eleven months. If the Customer owes JCP&L $4 or more over the normal budget amount, that Customer has the option of repaying the full amount in the twelfth month, or spreading the amount of this deficit in equal installments over the first four months of the Customer's next budget year. The procedure is similar for small industrial and commercial Customers.

          CLOSING BILL means the final bill issued to a Customer at the time service is terminated.

          CONSOLIDATED THIRD PARTY BILLING means the billing option available to Customers served by a Third Party pursuant to which such Third Party will be responsible for billing and collecting all charges to Customers electing such billing option, including the Transition Bond Charge, and will become obligated to the Servicer for the Billed Transition Bond Charges, all in accordance with applicable BPU Regulations and the Financing Order.

          NET WRITE-OFF PERCENT means the number (expressed as a percent) equal to

               (i) the amount by which Write-Offs attributable to a particular billing period exceed Write-Off recoveries attributable to such billing period, divided by

               (ii) the total billed revenue attributable to such billing period.



          SERVICER POLICIES AND PRACTICES means, with respect to the Servicer's duties under this Exhibit A, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself.

          TRANSITION BOND CHARGE EFFECTIVE DATE means the date on which the initial Transition Bond Charge goes into effect pursuant to the Financing Order.

          VARIABLES includes the following variables used in calculating Adjustment Requests:

               (i)  the estimated Net Write-Off Percent; and

               (ii) the projected billed consumption to which the Transition
                    Bond Charge applies.

          WRITE-OFFS means arrears that remain unpaid by Customers generally as of ninety days after the issuance of the Closing Bills containing such charges, unless payment arrangements are made and are being kept.

          SECTION 2.  DATA ACQUISITION.

          (a) Installation and Maintenance of Meters. Except to the extent that a Third Party is responsible for such services, the Servicer shall use its best efforts to cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer approximately every thirty days or as provided in the applicable tariff.

          (b) Meter Reading. At least once each calendar month, the Servicer shall obtain usage measurements from the Applicable MDMA for each Customer; provided, however, that the Servicer may determine any Customer's usage on the basis of estimates in accordance with applicable BPU Regulations.

          (c) Cost of Metering. The Issuer shall not be obligated to pay any costs associated with the metering duties set forth in this
               Section 2, including, but not limited to, the costs of installing, replacing and maintaining meters, nor shall the Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer or any Third Party as a result of new metering and/or billing technologies.

          SECTION 3.  USAGE AND BILL CALCULATION.

          The Servicer shall obtain a calculation of each Customer's usage (which may be based on data obtained from such Customer's meter read or on usage estimates determined in accordance with applicable BPU Regulations) at least once each calendar month and shall determine therefrom each Customer's individual charge relating to the Transition Bond Charge to be included on such Customer's Bill pursuant to the Financing Order and BPU Regulations.

          SECTION 4.  BILLING.

          The Servicer shall implement the Transition Bond Charge as of the Transition Bond Charge Effective Date and shall thereafter bill each Customer or the Applicable Third Party for the respective Customer's outstanding current and past due charges relating to the Transition Bond Charge, accruing until all payments of principal and interest on each Series of Transition Bonds and all other costs and expenses related to such Series have been paid in accordance with the Indenture, all in accordance with the following:

          (a) Frequency of Bills; Billing Practices. In accordance with the Servicer's then-existing Servicer Policies and Practices, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, or, in the case of a Customer who has elected Consolidated Third Party Billing, to an Applicable Third Party, for such Customer's respective Transition Bond Charge as a general practice once approximately every thirty days or such other time period as allowed by the BPU, at the same time, with the same frequency and on the same Bill as that containing the Servicer's own charges to such Customer or Third Party, as the case may be. In the event that the Servicer makes any material modification to these practices, it shall notify the Issuer, the Trustee and the Rating Agencies as soon as practicable, and in no event later than sixty Business Days after such modification goes into effect; provided, however, that

               (i) the Servicer may not make any modification that will materially adversely affect the Transition Bondholders and

               (ii) the Rating Agencies shall receive prior notice of any modification that would change the frequency with which Bills are issued or would change any tariff charged.

          (b)  Format.

               (i) Each Bill to a Customer shall contain the charge corresponding to the Transition Bond Charge owed by such Customer for the billing period. The Customer's Bill will contain in text or in a footnote, text substantially to the effect that a portion of the monthly charge representing that Bondable Transition Property is being collected on behalf of the Issuer as owner of the Bondable Transition Property.

               (ii) In the case of each Customer that has elected Consolidated
                    Third Party Billing, the Servicer shall deliver to the Applicable Third Party itemized charges for such Customer including the amount of such Customer's Transition Bond Charge to be remitted by the Servicer to the Issuer.

               (iii) The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers and Third Parties as applicable BPU Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by the Competition Act, other applicable law or BPU Regulations, the Servicer shall, subject to clauses (i) and (ii) above, determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.

          (c)  Delivery. The Servicer shall deliver all Bills to Customers

               (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges or

               (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its Customers.

     In the case of Customers that have elected Consolidated Third Party Billing, the Servicer shall deliver all Bills to the Applicable Third Parties by such means as are prescribed by applicable BPU Regulations, or, if not prescribed by applicable BPU Regulations, by such means as are mutually agreed upon by the Servicer and the Applicable Third Party and are consistent with BPU Regulations. The Servicer or a Third Party, as applicable, shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

          SECTION 5.  CUSTOMER SERVICE FUNCTIONS.

          The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.

          SECTION 6.  COLLECTIONS; PAYMENT PROCESSING; REMITTANCE.

          (a)  Collection Efforts; Policies; Procedures.

               (i) The Servicer shall use reasonable efforts to collect all Billed Transition Bond Charges from Customers and Third Parties as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including, as follows:

                    (A) The Servicer shall prepare and deliver overdue notices to Customers and Third Parties in accordance with applicable BPU Regulations and the Servicer Policies and Practices.

                    (B) The Servicer shall apply late payment charges to outstanding Customer and Third Party balances in accordance with applicable BPU Regulations. All late payment charges and interest collected shall be payable to and retained by the Servicer as a component of its compensation under the Servicing Agreement, and the Issuer shall not have any right to share in the same.

                    (C) The Servicer shall deliver verbal and written final call notices in accordance with applicable BPU Regulations and Servicer Policies and Practices.

                    (D) The Servicer shall adhere and carry out disconnection policies in accordance with the Competition Act, other applicable law and BPU Regulations and Servicer Policies and Practices.

                    (E) The Servicer may employ the assistance of collections agents in accordance with applicable BPU Regulations and Servicer Policies and Practices.

                    (F) The Servicer shall apply Customer and Third Party deposits, Customers' letters of credit and Customer posted surety bonds to the payment of delinquent accounts in accordance with applicable BPU Regulations and Servicer Policies and Practices and according to the priorities set forth in Sections 6(b)(ii), (iii) and (iv) of this Exhibit A.

                    (G) The Servicer shall promptly take all necessary action in accordance with applicable BPU Regulations to terminate billing of Transition Bond Charges by Third Parties whose payments are twenty-two or more days delinquent, or as the then current BPU Regulations and any billing services agreements allow, and to resume, prospectively, to collect the Billed Transition Bond Charges directly from the applicable Customers. At such time, the Servicer will apply the Third Party's security deposit to satisfy charges billed previously by the Third Party which remain outstanding, including outstanding Transition Bond Charges.

               (ii) The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action:

                    (A) would be in accordance with the Servicer's customary practices or those of any Successor Servicer with respect to comparable assets that it services for itself and for others;

                    (B) would not materially adversely affect the rights of the Transition Bondholders; and

                    (C) would comply with applicable law; provided, however, that notwithstanding anything in the Servicing Agreement or this Exhibit A to the contrary, the Servicer is authorized to write off any Billed Transition Bond Charges, in accordance with its Servicer Policies and Practices.

               (iii) The Servicer shall accept payment from Customers in respect of Billed Transition Bond Charges in such forms and methods and at such times and places as it accepts for payment of its own charges. The Servicer shall accept payment from Third Parties in respect of Billed Transition Bond Charges in such forms and methods and at such times and places as the Servicer and each Third Party shall mutually agree in accordance with applicable BPU Regulations.

          (b)  Payment Processing; Allocation; Priority of Payments.

               (i) The Servicer shall post all payments received to Customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than two Business Days after receipt.

               (ii) Subject to clause (iii) below, the Servicer shall apply payments received to each Customer's or Third Party's account in proportion to the charges contained on the outstanding Bill to such Customer or Third Party.

               (iii) Any amounts collected by the Servicer that represent partial payments of the total Bill to a Customer or Third Party shall be allocated in accordance with the priorities set forth in Section 3.02(b) of the Servicing Agreement.

               (iv) The Servicer shall hold all over-payments for the benefit of the Issuer and shall apply such funds to future Bill charges in accordance with clauses (ii) and (iii) above as such charges become due.

               (v) For Customers on a Budget Payment Plan, the Servicer shall treat TBC Collections received from such Customers as if such Customers had been billed for the Transition Bond Charge in the absence of the Budget Payment Plan. Partial payment of a Budget Payment Plan payment shall be allocated according to clause (iii) above, and overpayment of a Budget Payment Plan payment shall be allocated according to clause
                    (iv) above.

          (c)  Accounts; Records.

               (i) The Servicer shall maintain accounts and records as to the Transferred Bondable Transition Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between payments or recoveries with respect to the Transferred Bondable Transition Property and the amounts from time to time remitted to the Collection Account in respect of the Transferred Bondable Transition Property.

               (ii) The Servicer shall maintain accounts and records as to Third
                    Parties performing Consolidated Third Party Billing for

                    Customers accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between payments or recoveries with respect to the Transferred Bondable Transition Property and amounts owed by such Customers in respect of the Transition Bond Charge.

          (d) Investment of TBC Collections. Prior to remittance on the applicable Remittance Date, the Servicer may invest TBC Collections received at its own risk and for its own benefit, and such investments and funds shall not be required to be segregated from the other investments and funds of the Servicer.

          (e) Calculation of Collections; Determination of Aggregate Remittance Amount.

               (i) On or before each Remittance Date, the Servicer shall calculate the total TBC Collections received by the Servicer from or on behalf of Customers during prior Collection Periods in respect of all previously Billed Transition Bond Charges.

               (ii) In accordance with Section 4.01 of the Servicing Agreement and Annex 1, the Servicer shall update the Variables and shall prepare Adjustment Requests to reflect the updated Variables when required to do so pursuant to Annex 1.

          (f)  Remittances.

               (i) The Servicer shall make remittances to the Issuer in accordance with Section 5.11 of the Servicing Agreement.

               (ii) In the event of any change of account or change of
                    institution affecting the remittances, the Issuer shall provide written notice thereof to the Servicer by the earlier of

                    (A) five Business Days from the effective date of such change, or

                    (B) five Business Days prior to the next applicable Remittance Date.